EXHIBIT 23.2



             Consent of McGladrey & Pullen, LLP Independent Auditors

   We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Investors Management Group, LTD. 1995 Stock Option Plan, of our report, dated as of January 20, 1997, (except for the pending merger in Note 2 as to which the date is February 10, 1997 and for the subsequent event in Note 17 as to which the date is March 25, 1997) with respect to the consolidated financial statements and schedules of AMCORE Financial, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission.

                                      McGLADREY & PULLEN, LLP